Exhibit 99

CyberOptics Reports Strong Fourth Quarter Revenues and Return to Profitability

Minneapolis, MN—February 18, 2004—CyberOptics Corporation (Nasdaq: NMS) today reported consolidated revenues of $11,189,000 for the fourth quarter of 2003 ended December 31, an increase of 67% from $6,714,000 in the year-earlier period and also up 6% from $10,514,000 in the third quarter of 2003. Earnings came to $896,000 or $0.11 per diluted share, which included restructuring and related charges of $609,000, related to the previously reported downsizing of CyberOptics’ U.K. and Minneapolis facilities. CyberOptics’ fourth quarter earnings represented a significant improvement from the net loss of $1,666,000 or $0.20 per share in the fourth quarter of 2002 and the net loss of $793,000 or $0.10 per share in the third quarter of 2003, which included restructuring charges and accelerated amortization of intangible assets of $1,095,000.

For full-year 2003, CyberOptics reported consolidated revenues of $35,636,000, an increase of 45% from $24,634,000 in 2002. The Company’s net loss for the year came to $2,637,000 or $0.32 per diluted share, substantially less than the loss of $13,555,000 or $1.66 per share in 2002. The net loss in 2003 included restructuring and severance charges of $1,242,000 and accelerated amortization of intangible assets of $632,000 as well as a $645,000 gain on a technology transfer. The 2002 net loss included restructuring charges of $1,647,000 and a non-cash charge of approximately $4.3 million for establishing valuation allowances on deferred tax assets. As a result of establishing these deferred tax valuation allowances, CyberOptics was unable to record an income tax benefit in 2003. The Company will not record any income tax provision (either a benefit on losses or tax expense on earnings) on U.S.-based operating results until the valuation allowance on deferred taxes is eliminated.

Kathleen P. Iverson, president and chief executive officer, commented: “By meeting growing customer demand with new and improved component placement sensors and inspection systems developed during the multi-year recession in the worldwide electronics industry, we reported sequential quarterly sales growth throughout 2003, culminating in CyberOptics’ returning to profitability in the fourth quarter. Our fourth quarter earnings also benefited from the streamlined cost structure that we have put in place over the past few years. CyberOptics’ fourth quarter order rate was strong, and we ended the year with a backlog of $6.6 million, which was significantly higher than at the end of the third quarter of 2003 or the end of 2002. As a result of this factor, along with continued demand from our global customer base, we are currently forecasting earnings of $0.18 to $0.23 per diluted share on revenues of $11.0 to $12.0 million for the first quarter of 2004 ending March 31.”

As previously reported, CyberOptics and Universal Instruments Corporation signed a development agreement earlier this month to integrate CyberOptics’ new Embedded Process Verification (EPV™) inspection technology into Universal’s latest electronic component placement systems. CyberOptics’ EPV sensing system is designed to verify the presence or absence of components immediately following their placement on the circuit board by Universal’s robotic assembly equipment. Universal’s president, who has called EPV “the most exciting thing to happen in this industry in many years,” expects to introduce EPV-equipped component placement machines in the second half of 2004.

Steven K. Case, Ph.D., chairman and founder, said: “As an alternative or supplementary solution to SMT inspection, EPV has the potential to expand the inspection process to a substantial portion of worldwide SMT lines that do not currently utilize any form of inspection. CyberOptics’ family of stand-alone inspection systems, which are designed primarily for high-volume SMT lines, are positioned after various pieces of assembly line equipment, including screen printers, placement machines and reflow ovens. EPV technology, on the other hand, places the inspection process inside the production equipment in the form of a small sensing system. Embedding certain inspection capabilities within SMT production line equipment will make inspection more affordable for circuit board assembly plants, including those involved with lower-volume production runs and frequent product changes. EPV ultimately could evolve into enabling the correction of detected defects within an assembly machine.”

Financial Review

•	Sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment rose 97% in the fourth quarter of 2003 from the year-earlier level and by 27% from the third quarter. For the year, sensor sales were up 100%. A significant portion of this strong growth was driven by sales of next-generation LaserAlign sensors designed for the new pick-and-place platforms of CyberOptics' Japanese and European customers.

•	Inspection system products continued to capitalize upon the ongoing migration of electronics production to Asia, particularly China, which helped drive system sales growth of 56% in the fourth quarter on a year-over-year basis and 34% for the year. Reflecting the impact of a major, one-time order that shipped in the third quarter, fourth quarter system sales were down 15% from the third quarter level. A significant portion of the SE 300 solder paste inspection systems shipped in 2003 were installed at eight of the largest Original Design Manufacturers (ODMs) in Asia, who design and manufacture electronic products on an outsourcing basis. These ODMs have become customers because this equipment enables them to meet the stringent yield and quality requirements of their OEM customers. Orders for the KS line of automated optical inspection systems also strengthened in 2003. To further strengthen its position in the Asian electronics market, CyberOptics plans to establish a sales office in China during the first half of 2004.

•	Sales of semiconductor products, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, rose 20% in the fourth quarter from the year-earlier level and by 16% from the third quarter of 2003. For the full year, sales of semiconductor products declined 10%. Due to excess manufacturing capacity, the initial strengthening of the semiconductor market had a minimal impact on the semiconductor capital equipment market earlier in 2003. However, sales of wafer-mapping sensors, which account for approximately 50% of semiconductor product group revenues, increased during the second half of the year, and current indications point to continued sales growth in coming quarters.

•	During the past year, CyberOptics consolidated its West Coast semiconductor operation and downsized its U.K. and Minneapolis facilities. Reflecting the combined impact of these initiatives, as well as earlier restructurings, total operating expenses declined 6% in the fourth quarter from the year-earlier level and by 10% for the year. No further restructurings are anticipated at this time.

•	CyberOptics ended 2003 with cash and short-term investments of $24,822,000, up from $23,204,000 at the end of the third quarter and $20,818,000 at year-end 2002. The majority of cash generated during the fourth quarter of 2003 was from operating activities.

About CyberOptics
CyberOptics Corporation, a recognized worldwide leader in optical technology, designs and manufactures a growing range of yield and through-put enhancement tools for the SMT electronic assembly and semiconductor capital equipment markets.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/261-2210

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can listen to this conference call at www.cyberoptics.com (Company Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through February 25, 2004 by dialing 303-590-3000 and providing the 568766 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Dec. 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenue	$11,189	$6,714	$35,636	$24,634
Cost of revenue	4,803	3,707	17,109	14,575

Gross margin	6,386	3,007	18,527	10,059
Research and development expenses	1,860	1,714	7,183	8,014
Selling, general and administrative expenses	3,002	2,891	11,809	13,183
Restructuring and severance costs	609	0	1,242	1,647
Gain from technology transfer and license	—	—	(645)	—
Amortization of intangibles	278	280	1,752	1,123

Income (loss) from operations	637	(1,878)	(2,814)	(13,908)
Interest income and other	271	(163)	391	(671)

Income (loss) before income taxes	908	(2,041)	(2,423)	(14,579)
Provision (benefit) for income taxes	12	(375)	214	(1,024)

Net income (loss)	$896	($ 1,666)	($ 2,637)	($13,555)

Net income (loss) per share – Basic	$0.11	($ 0.20)	($ 0.32)	($ 1.66)
Net income (loss) per share – Diluted	$0.11	($ 0.20)	($ 0.32)	($ 1.66)

Weighted average shares outstanding – Basic	8,286	8,206	8,223	8,168
Weighted average shares outstanding – Diluted	8,412	8,206	8,223	8,168

Condensed Consolidated Balance Sheets
			Dec. 31, 2003 (Unaudited)	Dec. 31, 2002

Assets
Cash and cash equivalents			$11,354	$11,009
Marketable securities			9,066	4,086
Accounts receivable, net			7,773	4,183
Inventories			4,522	7,065
Income tax receivable			—	2,560
Other current assets			422	577

Total current assets			33,137	29,480

Marketable securities			4,402	5,723
Intangible and other assets, net			9,054	10,717
Fixed assets, net			1,333	2,354

Total assets			$47,926	$48,274

Liabilities and Stockholders’ Equity
Accounts payable			$3,101	$1,598
Accrued expenses			3,073	2,614

Total current liabilities			6,174	4,212

Total stockholders’ equity			41,752	44,062

Total liabilities and stockholders’ equity			$47,926	$48,274

Backlog Schedule:

1st Quarter 2004			$6,584
2nd Quarter 2004 and thereafter			57

Total backlog			$6,641